Exhibit 99.1

Monroe Capital Corporation Expands Its Bank Credit Facility to $110 Million and Lowers Pricing

CHICAGO, IL, December 19, 2013 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”), a business development company (“BDC”), today announced the successful amendment of its bank revolving credit facility led by ING Capital LLC.

The amended facility includes an increase in the size of the current revolver commitments to $110 million from $95 million, and an expansion of the accordion feature to $200 million from $100 million, to facilitate future expansion in order to accommodate growth for the BDC. The amended facility reduces pricing by 50 basis points, to LIBOR plus 3.25% per annum, with a further step-down to LIBOR plus 3.00% when equity capitalization exceeds $175 million. The amended facility has a four-year maturity, extending the maturity date from October 21, 2016 to December 19, 2017. The amended facility also includes more flexible terms regarding eligible collateral.

Theodore L. Koenig, President and Chief Executive Officer of the Company stated, “We are pleased to have amended our BDC bank credit facility to increase its capacity at a lower interest cost. The changes in the credit facility reflect the growth in Monroe’s platform and the overall quality of our portfolio. The amended facility provides us the flexibility to continue to grow our portfolio over time and to deliver long term value to our shareholders.”

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

ABOUT ING CAPITAL LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com

ING Deal Contact:	Patrick Frisch
Managing Director
(646) 424-6912
Email: patrick.frisch@americas.ing.com

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